                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G
                                (Rule 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No.  )/1/


                     Tanger Factory Outlet Centers, Inc.
        --------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
        --------------------------------------------------------------
                        (Title of Class of Securities)


                                  875465 10 6
        --------------------------------------------------------------
                                (CUSIP Number)


                                 April 1, 1999
        ---------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)
[ X ]  Rule 13d-1(c)
[   ]  Rule 13d-1(d)


                        (Continued on following pages)
                               Page 1 of 5 Pages


_________________________
/1/    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
CUSIP NO.  552885 10 5              13G                    PAGE 2 OF 5 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warren E. Buffett

------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [_]
      Not Applicable                                            (B) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

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                          SOLE VOTING POWER
                     5
     NUMBER OF            417,100

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             417,100

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      417,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       5.3

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      TYPE OF REPORTING PERSON*
12
      IN

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Item 1(a). Name of Issuer:

     Tanger Factory Outlet Centers, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

     1400 West Northwood Street
     Greensboro, NC  27408

Item 2(a). Name of Persons Filing:

     Warren E. Buffett

Item 2(b). Address of Principal Business Office:

     1440 Kiewit Plaza
     Omaha, Nebraska 68131

Item 2(c). Citizenship:

     United States Citizen

Item 2(d). Title of Class of Securities:

     Common Stock, $0.01 par value

Item 2(e). CUSIP Number:

     875465106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [ ]   Broker or Dealer registered under Section 15 of the Act.

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act.

     (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [ ] An investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ]   Group in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box.    [x]

Item 4.  Ownership

     (a) Amount Beneficially Owned:

          417,100 shares of Common Stock, $0.01 par value

     (b) Percent of Class:

          5.3% of Common Stock

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote

                  417,100

          (ii)  shared power to vote or to direct the vote

                  -0-

          (iii) sole power to dispose or direct the disposition of

                  417,100

          (iv)  shared power to dispose or to direct the disposition of

                  -0-

Item 5.   Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not Applicable

Item 8.   Identification and Classification of Members of the Group.

     Not Applicable

Item 9.   Notice of Dissolution of Group.

     Not Applicable

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 9th day of April, 1999


/s/ Warren E. Buffett
---------------------
Warren E. Buffett